Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2025 THIRD QUARTER NET SALES

2025 Third Quarter Conference Call Scheduled for November 6, 2025

New York, New York, October 20, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for three and nine months ended September 30, 2025.

Net Sales ($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Total Interparfums, Inc.	$430	$425	1%	$1,102	$1,091	1%
European based net sales	$295	$282	5%	$784	$739	6%
United States based net sales*	$137	$146	(6%)	$327	$362	(10%)
Eliminations of intercompany sales	($3)	($4)	n/a	($9)	($11)	n/a

*United States based organic net sales decreased by 6% year-to-date, excluding the impact of the discontinued Dunhill license.

The average dollar/euro exchange rate for the 2025 third quarter was 1.17 compared to 1.10 in the 2024 third quarter leading to a positive 2% foreign exchange impact. For the first nine months of 2025, the average dollar/euro exchange rate was 1.12 compared to 1.09 in the first nine months of 2024, leading to a positive 1% foreign exchange impact.

Data may not foot due to rounding.

Management Commentary:
Jean Madar, Chairman & Chief Executive Officer of Interparfums stated, “We achieved a record third quarter with consolidated sales growth of 1% for both the 2025 third quarter and year-to-date periods, supported by ongoing consumer interest in prestige and luxury fragrances. While the growth was more moderate than expected as consumers are being more selective in their spending and retailers are taking a cautious approach to inventory, we are encouraged by the resilience of the overall market, as well as our innovation and portfolio evolution.

“During the 2025 third quarter, sales by European based operations rose 5%, on top of the 21% growth achieved in the same period last year, primarily attributable to the strong and continuing performance of the Jimmy Choo I Want Choo franchise which helped the Jimmy Choo brand grow 16% in the third quarter and 9% on a year-to-date basis. Lacoste fragrances, in its second year under our management, is on track to achieve $100 million in sales this year.

“We achieved continued success with our established Coach lines, and the latest innovation, Coach Gold, performed well, resulting in brand sales increasing 6% and 18% for the quarter and year-to-date, respectively.

“Despite the recent release of the new Montblanc Explorer Extreme extension, brand sales were slightly lower in the third quarter, leading to a 6% decline year-to-date. We have further enhanced the brand with the launch of Montblanc Signature Elixir and believe it will gain more traction through the balance of the year and into 2026.

“Sales by United States based operations, excluding the phase-out of Dunhill fragrances decreased, 5% and 6% from the prior year periods for the third quarter and year-to-date. The phase out of Dunhill was concluded in August 2024.

Fragrance sales of GUESS, our largest United States based brand, declined moderately by 3% in the third quarter due to the high base in last year’s third quarter, and the phasing of innovation. The brand continues to perform well, and we believe the brand is poised for sales growth in the final quarter of this year.

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Donna Karan/DKNY declined 14% during the 2025 third quarter due to robust growth levels achieved last year. Based on planned shipments through year end and the brand’s popularity during the holiday season, particularly in the Americas, we believe the brand will grow in the final quarter of this year.

Roberto Cavalli fragrance sales rose 44% during the quarter, leading to 33% growth on a year-to-date basis, as the brand continues to benefit from strong innovation, including the blockbuster launch of Roberto Cavalli Serpentine and a new duo, Just Cavalli Give Me Magic. MCM fragrance sales rose 6% and 9% for the quarter and year-to-date, respectively, driven by ongoing momentum from the debut of the MCM Collection.

Mr. Madar concluded, "While macroeconomic headwinds remain in certain key markets, we’re encouraged by our agility and pricing actions that are underway, and expect to see the full impact of our efforts reflected in our sales in the 2025 fourth quarter and through 2026. We continue to focus on our long-term strategy, innovative product development, and high service levels for our global retail and distribution partners. This approach positions us to perform well and expand our market share as the industry continues to evolve."

2025 Third Quarter Results and Conference Call Details
The Company will issue financial results for the three and nine months ended September 30, 2025, on Wednesday, November 5, 2025, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Thursday, November 6, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820
International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White will join the Company’s fragrance portfolio in 2026.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:
Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com

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